EMPLOYMENT SERVICES AGREEMENT

This Employment Services Agreement (the “Agreement”) is entered into as of the 11th day of August, 2010, by and between Li3 Energy, Inc., a Nevada corporation, with a business address of Av. Pardo y Aliaga 699 Of. 802 Lima 27, Perú (the “Company”), and MIZ Comercializadora, S. de R.L., a registered company in Honduras, with a business address of Calle Principal de El Hatillo, km 8.2 frente Villa San Jorge, Tegucigalpa, Honduras  (“Contractor”).

INTRODUCTION

WHEREAS, the Company is in the mining exploration and development business (the “Business”); and

WHEREAS, Contractor is experienced in the Business and provides executive services to companies in the Business through its employees; and

WHEREAS, the Company wishes to retain the services of R. Thomas Currin, Jr. (the “Executive”), an employee of Contractor, as its Chief Operating Officer pursuant to the terms and conditions set forth herein; and

WHEREAS, the Contractor is willing to provide the services of the Executive as Chief Operating Officer of the Company pursuant to the terms and conditions set forth herein;

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual promises herein below set forth, the parties hereby agree that Contractor shall make available to the Company, and the Company shall receive, the services of the Executive as follows:

1.           Employment Period.  The term of the Executive’s employment by the Company pursuant to this Agreement (the “Employment Period”) shall commence upon receipt of written notice of commencement from the Contractor to be received by the Company no later than thirty (30) days from the date hereof (the “Effective Date”) and shall continue for a period of three years from the Effective Date.  Thereafter, the Employment Period shall automatically renew for successive periods of one (1) year, unless either party shall have given to the other at least thirty (30) days’ prior written notice of their intention not to renew the Executive’s employment prior to the end of the Employment Period or the then applicable renewal term, as the case may be.  In any event, the Employment Period may be terminated as provided herein.

2.           Employment; Duties.

(a)           General.        Subject to the terms and conditions set forth herein, the Company shall employ the Executive to act as the Chief Operating Officer of the Company during the Employment Period, and the Contractor on behalf of the Executive hereby accepts such employment.  The duties assigned and authority granted to the Executive shall generally be those set forth in Exhibit A attached hereto and as otherwise determined by the Company’s Board of Directors (the “Board”) from time to time.  The Executive agrees to perform his duties for the Company diligently, competently, and in a good faith manner and to use his best efforts to promote and serve the best interests of the Company.

(b)           Exclusive Services.        The Executive shall devote at least 90 percent of his working time and efforts during the Company's normal business hours to the business and affairs of the Company and its subsidiaries (the Company’s subsidiaries from time to time, together with any other affiliates of the Company, the “Affiliates”), and to the diligent and faithful performance of the duties and responsibilities duly assigned to him by the Board pursuant to this Agreement.  However, without limiting the time commitment set forth above, (i) Executive may devote a reasonable amount of his time to civic, community, or charitable activities and may serve as a director of other corporations (provided that any such other corporation is not a competitor of the Company, as determined by the Board) and to other types of business or public activities not expressly mentioned in this paragraph; (ii) Executive may participate as a non-employee director and/or investor in other companies and projects as described by Executive to the Board, so long as Executive’s responsibilities with respect thereto do not conflict or interfere with the faithful performance of his duties to the Company; and (iii) Executive may participate in the following previously established business activities through Contractor:  supply of lithium recovery systems (including brine to carbonate systems); lithium recovery from commercial by products in the USA; technology fees from the development of a high purity lithium carbonate; and all agriculture and energy projects in Honduras.

(c)           Place of Employment.        It is acknowledged that the Executive's services shall be performed primarily at Contractor’s office in Honduras at no expense to the Company. The parties acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder.

3.           Base Fee.        The Contractor shall be entitled to receive a fee from the Company during the Employment Period at the rate of two hundred thousand U.S. dollars (US$200,000) per year (the “Base Fee”), payable in substantially monthly installments in accordance with the Company’s customary payroll practices.  Beginning on the anniversary of the Effective Date, the Base Fee may be increased on each anniversary of the Effective Date, at the Board’s sole discretion.  The parties expressly agree that what the Contractor or the Executive receives now or in the future, in addition to the regular Base Fee, whether this be in the form of benefits or regular or occasional aid/assistance, such as recreation, club memberships, meals, education for him or his family, vehicle, lodging or clothing, occasional bonuses or anything else he receives, during the Employment Period and any renewals thereof, in cash or in kind, shall not be deemed as salary.  However, because the Company is a public company subject to the reporting requirements of, inter alia, the US Securities and Exchange Commission, both parties acknowledge that the Contractor’s/Executive’s annual compensation (as determined by the rules of the SEC or any other regulatory body or exchange having jurisdiction), which may include some or all of the foregoing, may be required to be publicly disclosed.

4.           Bonus.  (a) The Company will pay the Contractor a bonus for signing this Agreement of $100,000 payable on the Effective Date, as follows:  (i) $10,000 in cash, and (ii) the balance in the form of a number of restricted shares of the Company’s common stock (“Common Stock”) equal to $90,000 divided by the fair market value per share of Common Stock on the Effective Date, as determined in good faith by the Board of Directors.

(b) The Contractor shall be eligible to receive an annual cash bonus (the “Annual Bonus”) of up to seventy-five percent (75%) of the then applicable Base Fee, payable in U.S. dollars within ten (10) days after the annual filing with the Securities and Exchange Commission of the Company’s annual report on Form 10-K (commencing in 2011).

(c) With respect to the first Annual Bonus, up to US$100,000 shall be payable upon the achievement of the milestones set forth in Exhibit B attached hereto; and up to US$50,000 shall be payable as the Board may determine in its sole discretion, based upon both the Executive’s performance and the Company’s performance overall.

(d) The Annual Bonus in subsequent years shall be in such amount (up to the percentage limit stated above) as the Board may determine in its sole discretion, based upon both the Executive’s achievement of certain performance milestones to be established annually by the Board in discussion with the Contractor (the “Milestones”) and the Company’s performance overall.  In the event the Board and the Contractor are unable to agree to Milestones acceptable to both the Board and the Executive, the amount of the Executive’s bonus shall be determined by the Board on a discretionary basis.

(e) The Contractor shall be eligible to participate in any other bonus or incentive program established by the Company for executives of the Company.

5.           Restricted Stock.

(a)           Grant of Restricted Stock.  As of the Effective Date, the Company shall grant to the Contractor an award of two million and five hundred thousand (2,500,000) restricted shares of the Company’s Common Stock (the “Restricted Stock”) under the Company’s 2009 Equity Incentive Plan (the “2009 Plan”).  Such grant shall be evidenced by an Award Agreement issued by the Company as contemplated by the 2009 Plan and approved by the Board.

(b)           Vesting.  The shares of Restricted Stock shall vest as follows:

(i)           Upon completion of a resource estimate by an independent qualified person completed to Canadian National Instrument 43-101 standards on any of the Company’s mining projects, 500,000 shares;

(iii)         Upon confirmation of the flow sheet design based on the preliminary metallurgical testing in a pilot plant on any of the Company’s mining projects, 400,000 shares;

(iv)         Upon the completion of a Feasibility Study on any of the Company’s mining projects, 300,000 shares; and

(v)           Upon execution by the Company with a purchaser of a binding off-take agreement for production of on any of the Company’s mining projects, 300,000 shares;

(vi)          Upon commencement of Commercial Production on any of the Company’s mining projects, 1,000,000 shares.

“Feasibility Study” means a comprehensive study of a deposit in which all geological, engineering, legal, operation, economic, social, environmental and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the  deposit for production.

“Commercial Production” means first day of the first month of the consecutive three month period where the mill or plant first operates at 60% of its rated capacity.

(c)           Termination of Employment; Accelerated Vesting.

 (i)           If the Executive’s employment is terminated (A) in connection with a Change of Control, as defined below, or (B) by the Contractor for Good Reason, all unvested Restricted Stock shall immediately vest and become exercisable effective the date of termination of employment. This acceleration and expiration provisions shall not apply with respect to a Change of Control following which the Executive remains Chief Operating Officer  or continues to perform functions and be responsible for duties significantly and substantially similar to those of one or both of those positions.

(ii)           If the Executive’s employment is terminated for any other reason (including, without limitation, on account of death or Permanent Disability, as defined below), all unvested Restricted Stock shall immediately expire effective as of the date of termination of employment.

(d)           Change of Control.       For purposes of this Agreement, “Change of Control” means the occurrence of, or a Board vote to approve, any of the following:

(i)           any consolidation or merger of the Company pursuant to which the stockholders of the Company immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting securities of the surviving business entity;

(ii)           any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any sale, lease, exchange or other transfer to any company where the Company owns, directly or indirectly, 100% of the outstanding voting securities of such company after any such transfer; or

(iii)          the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than 50% of the voting stock of the Company.

6.           Stock Options.

(a)           Grant of Options.  As of the Effective Date, the Company shall grant the Contractor an option to purchase an aggregate of 1,000,000 shares of the Common Stock (“Options”) under the 2009 Plan.  Such grant shall be evidenced by an Option Agreement issued by the Company as contemplated by the 2009 Plan and approved by the Board. In subsequent years the Contarctor shall be eligible for such grants of Options and/or other permissible awards under the 2009 Plan as the Compensation Committee of the Company, if any, or the Board shall determine.

(b)           Option Price; Term.  The per share exercise price of the Options shall be the fair market value per share of Common Stock on the date of grant, as determined in good faith by the Board of Directors.  The term of the Option (i.e., the length of time during which the Option may be exercised) shall be ten years from the date of grant.

(c)           Exercise.  One third of the shares of the Options shall become exercisable on each anniversary of the date of grant (with 333,333 shares becoming eligible for exercise on the first anniversary of the date of grant, an additional 333,333shares becoming eligible for exercise on the second anniversary of the date of grant and the final 333,334 shares becoming eligible for exercise on the third anniversary of the date of grant).

(d)           Payment.  The full consideration for any shares purchased by the Contractor upon exercise of the Options shall be paid in cash.

(e)           Termination of Employment; Accelerated Vesting.

(i)           If the Executive’s employment is terminated for Cause, as such term is defined below, all Options, whether or not vested, shall immediately expire effective as of the date of termination of employment.

(ii)          If the Executive’s employment is terminated voluntarily by the Contractor without Good Reason, as such term is defined below, all unvested Options shall immediately expire effective the date of termination of employment.  Vested Options, to the extent unexercised, shall expire one month after the termination of employment.

(iii)         If the Executive’s employment terminates on account of death or Permanent Disability, all unvested Options shall immediately expire effective the date of termination of employment.  Vested Options, to the extent unexercised, shall expire nine months after the termination of employment.

(iv)         If the Executive’s employment is terminated (A) in connection with a Change of Control, as defined below, (B) by the Company without Cause or (C) by the Contractor for Good Reason, all unvested Options shall immediately vest and become exercisable effective the date of termination of employment, and, to the extent unexercised, shall expire nine months after any such event. These acceleration and expiration provisions shall not apply with respect to a Change of Control following which the Executive remains Chief Operating Officer or continues to perform functions and be responsible for duties significantly and substantially similar to those of one or both of those positions.

7.           Other Benefits

(a)           Insurance and Other Benefits.  During the Employment Period, the Executive and his dependents shall be entitled to participate in the Company’s insurance programs and any ERISA benefit plans, as the same may be adopted and/or amended from time to time (the “Benefits”).  In the absence of Company medical and dental insurance plans (which currently do not exist), the Company will pay the Contractor an non-accountable fee of US$5,000 per year of the Employment Period for the purchase of medical and dental insurance for the Executive and his dependents.  The Executive shall be entitled to paid personal days on a basis consistent with the Company’s other senior executives, as determined by the Board.  The Executive shall be bound by all of the policies and procedures established by the Company from time to time.  However, in case any of those policies conflict with the terms of this Agreement, the terms of this Agreement shall control.

(b)           Vacation.  During the Employment Period, the Executive shall be entitled to an annual vacation of at least 20 working days.

(c)           Expense Reimbursement.  The Company shall reimburse the Contractor for all reasonable business, promotional, travel and entertainment expenses ("Reimbursable Expenses") incurred or paid by it or the Executive during the Employment Period in the performance of Executive’s services under this Agreement, provided that the Contractor furnishes to the Company appropriate documentation required by the Internal Revenue Code in a timely fashion in connection with such expenses and shall furnish such other documentation and accounting as the Company may from time to time reasonably request.

(d)           Relocation Expense.   If the Company requires the Executive to relocate his residence, the Company will pay the Contractor  the reasonable costs of Executive’s relocation, airfares, shipment or goods, temporary accommodations and related expenses, provided that the Contractor furnishes to the Company appropriate documentation required by the Internal Revenue Code in a timely fashion in connection with such expenses and shall furnish such other documentation and accounting as the Company may from time to time reasonably request.

8.           Termination; Compensation Due Upon Termination of Employment.   Employee’s employment with the Company shall be entirely “at-will,” meaning that either Contractor or the Company may terminate such employment relationship by terminating this Agreement in writing delivered to the other party at any time for any reason or for no reason at all, subject, however, to the following. The Executive's employment hereunder may terminate as provided in paragraphs (a) through (e) below.  The Contractor’s right to compensation for periods after the date the Executive’s employment with the Company terminates shall be determined in accordance with the provisions of paragraphs (a) through (e) below:

(a)           Voluntary Resignation; Termination without Cause.

(i) Voluntary Resignation.        The Contractor may terminate the Exeutive’s employment at any time upon thirty (30) days prior written notice to the Company.  In the event of the Contractor’s  voluntary termination of Executive's employment other than for Good Reason (as defined below), the Company shall have no obligation to make payments to the Contractor in accordance with the provisions of Sections 3 or 4, except as otherwise required by this Agreement or by  applicable law, to provide the benefits described in Section 7, for periods after the date on which the Executive's employment with the Company terminates due to the Contractor 's voluntary termination, except for the payment of the Base Fee accrued through the date of such resignation.

(ii) Termination without Cause.

(A)    If the Executive’s employment is terminated by the Company without Cause, the Company shall (x) continue to pay the Contractor the Base Fee (at the rate in effect on the date the Executive’s employment is terminated) until the end of the Severance Period (as defined in Section 8(e) below), (y) with respect to the first Annual Bonus, to the extent the Milestones are achieved, pay the Contractor a pro rata portion of the Annual Bonus for the initial year of the Employment Period on the date such Annual Bonus would have been payable to the Contractor had the Executive remained employed by the Company, and (z) pay any other accrued compensation and Benefits. Neither the Contractor nor the Executive shall have any further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination of employment.

(B)    If, following a termination of employment without Cause, the Contractor or the Executive breaches the provisions of Sections (a) or 9 hereof, the neither the Contractor nor the Executive shall be eligible, as of the date of such breach, for the payments and benefits described in Section 8(a)(ii), and any and all obligations and agreements of the Company with respect to such payments shall thereupon cease.

 (b)          Discharge for Cause.  Upon (i) written notice to the Contractor , the Company may terminate the Executive’s employment for “Cause” if any of the following events shall occur:

(i)           any act or omission that constitutes a material breach by the Contractor or the Executive of any of its or his obligations under this Agreement;

(ii)          the willful and continued failure or refusal of the Executive to satisfactorily perform the duties reasonably required of him as an employee of the Company;

(iii)         the Contractor’s or the Executive’s conviction of, or plea of nolo contendere to, (i) any felony or (ii) a crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations;

(iv)         the Contractor’s or the Executive’s engaging in any misconduct, negligence, act of dishonesty (including, without limitation, theft or embezzlement), violence, threat of violence or any activity that could result in any violation of federal securities laws, in each case, that is injurious to the Company or any of its Affiliates;

(v)          the Contractor’s or the Executive’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company;

(vi)         the Contractor’s or the Executive’s refusal to follow the directions of the Board;

(vii)        any other willful misconduct by the Contractor or the Executive which is materially injurious to the financial condition or business reputation of the Company or any of its Affiliates, or

(viii)       the Contractor’s or the Executive’s breach of its or his obligations under Section (a) or Section 9.

In the event Executive is terminated for Cause, the Company shall have no obligation to make payments to the Contractor or the Executive in accordance with the provisions of Sections 3 or 4, or, except as otherwise required by law, to provide the benefits described in Section 7, for periods after the Executive's employment with the Company is terminated on account of the Executive's discharge for Cause except for the then applicable Base Fee accrued through the date of such termination.

(c)           Disability. The Company shall have the right, but shall not be obligated to terminate the Executive's employment hereunder in the event the Executive becomes disabled such that he is unable to discharge his duties to the Company for a period of ninety (90) consecutive days or one hundred twenty (120) days in any one hundred eighty (180) consecutive day period, provided longer periods are not required under applicable local labor regulations (a "Permanent Disability").  In the event of a termination of employment due to a Permanent Disability, then the Company shall be obligated to continue to make payments to the Contractor in an amount equal to the then applicable Base Fee for the Severance Period (as defined below) after the Executive’s employment with the Company is terminated due to a Permanent Disability.  A determination of a Permanent Disability shall be made by a physician satisfactory to both the Executive and the Company; provided, however, that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and those two physicians together shall select a third physician, whose determination as to a Permanent Disability shall be binding on all parties.

(d)           Death. The Executive's employment hereunder shall terminate upon the death of the Executive.  The Company shall have no obligation to make payments to the Contractor or the Executive in accordance with the provisions of Sections 3 or 4, or, except as otherwise required by law or the terms of any applicable benefit plan, to provide the benefits described in Section 7, for periods after the date of the Executive's death except for then applicable Base Fee earned and accrued through the date of death, payable to the Contractor or its successor.

(e)           Termination for Good Reason.  The Contractor may terminate this Agreement at any time for Good Reason.  In the event of termination under this Section 8(e), Company shall pay to the Contractor severance in an amount equal to the then applicable Base Fee for a period equal to 18 months (the “Severance Period”), subject to the Contractor’s and the Executive’s continued compliance with Sections (a) and 9 of this Agreement for the applicable Severance Period following the Executive’s termination, and subject to the Company’s regular payroll practices and required withholdings.  Such severance shall be reduced by any cash remuneration paid to the Contractor or the Executive because of the Executive’s employment or self-employment during the Severance Period.  The Executive shall continue to receive all Benefits during the Severance Period.  Neither the Contractor nor the Executive shall have any further rights under this Agreement or otherwise to receive any other compensation or benefits after such resignation.  For the purposes of this Agreement, “Good Reason” shall mean any of the following (without Executive’s express written consent):

(i) the assignment to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed on the Effective Date;

(ii) removal of the Executive from his position as Chief Operating Officer, or the assignment to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed as Chief Operating Officer , within twelve (12) months after a Change of Control (as defined above);

(iii) a reduction by the Company in the then applicable Base Fee or other compensation, unless said reduction is pari passu with other senior executives of the Company;

(iv) the taking of any action by the Company that would, directly or indirectly, materially reduce the Executive’s benefits, unless said reductions are pari passu with other senior executives of the Company; or

(v) a breach by the Company of any material term of this Agreement that is not cured by the Company within 30 days following receipt by the Company of written notice thereof.

(f)    Notice of Termination.    Any termination of employment by the Company or the Contractor shall be communicated by a written ‘‘Notice of Termination’’ to the other party hereto given in accordance with Section 15 of this Agreement. In the event of a termination by the Company for Cause, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the date of termination, which date shall be the date of such notice. The failure by the Contractor or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Contractor or the Company, respectively, hereunder or preclude the Contractor or the Company, respectively, from asserting such fact or circumstance in enforcing the Contractor’s or the Company’s rights hereunder.

(g)    Resignation from Directorships and Officerships.    The termination of the Executive’s employment for any reason will constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company or any of its Affiliates, and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Contractor and the Executive agree that this Agreement shall serve as written notice of resignation in this circumstance, unless otherwise required by any plan or applicable law.

(a)           Non-Competition; Non-Solicitation.  (a) For the duration of the Employment Period and, unless the Company terminates the Executive’s employment without Cause, during the Severance Period (the “Non-compete Period”), neither the Contractor nor the Executive shall, directly or indirectly, except as specifically provided in the last sentence of Section 2(b), engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend any credit to, or render services or advice to, any business, firm, corporation, partnership, association, joint venture or other entity that engages or conducts any business the same as or substantially similar to the Business or currently proposed to be engaged in or conducted by the Company and/or any of its Affiliates, or included in the future strategic plan of the Company and/or any of its Affiliates, anywhere within the countries in which the Company or any of its Affiliates at that time is operating; provided, however, that the Contractor and the Executive may collectively own less than 5% in the aggregate of the outstanding shares of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) including those engaged in the mining business, other than any such enterprise with which the Company competes or is currently engaged in a joint venture, if such securities are listed on any national or regional securities exchange or have been registered under Section 12(b) or (g) of the Securities Exchange Act of 1934, as amended.  Notwithstanding the foregoing, if the Contractor or the Executive shall present to the Board any opportunity within the scope of the prohibited activities described above, and the Company shall not elect to pursue such opportunity within a reasonable time, the Contractor or the Executive shall be permitted to pursue such opportunity, subject to the requirements of Section 2(b).

(b)           During the Employment Period and for a period of 12 months following termination of the Executive’s employment with the Company, the neither the Contractor nor Executive shall:

(i) solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company, or its Affiliates, to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement; or

(ii) attempt in any manner to solicit or accept from any customer of the Company or any of its Affiliates, with whom the Company or any of its Affiliates had significant contact during the term of the Agreement, business of the kind or competitive with the business done by the Company or any of its Affiliates with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or is reasonably expected to do with the Company or any of its Affiliates or if any such customer elects to move its business to a person other than the Company or any of its Affiliates, provide any services (of the kind or competitive with the Business of the Company or any of its Affiliates) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person.

The Contractor and the Executive recognize and agree that because a violation by either of them of their obligations under this Section (a) will cause irreparable harm to the Company that would be difficult to quantify and for which money damages would be inadequate, the Company shall have the right to injunctive relief to prevent or restrain any such violation, without the necessity of posting a bond. The Non-compete Period will be extended by the duration of any violation by the Contractor or the Executive of any of its or his obligations under this Section (a).

The Contractor and the Executive expressly agree that the character, duration and scope of the covenant not to compete are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed.  However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of the covenant not to compete is unreasonable in light of the circumstances as they then exist, then it is the intention of both the Contractor and the Executive, on the one hand, and the Company, on the other, that the covenant not to compete shall be construed by the court in such a manner as to impose only those restrictions on the conduct of the Contractor and the Executive which are reasonable in light of the circumstances as they then exist and necessary to assure the Company of the intended benefit of the covenant to compete.

9.           Confidentiality Covenants.

(a)           The Contractor and the Executive understand that the Company and/or its Affiliates, from time to time, may impart to him confidential information, whether such information is written, oral or graphic.

For purposes of this Agreement, “Confidential Information” means information, which is used in the business of the Company or its Affiliates and (i) is proprietary to, about or created by the Company or its Affiliates, (ii) gives the Company or its Affiliates some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company or its Affiliates, (iii) is designated as Confidential Information by the Company or its Affiliates, is known by the Executive to be considered confidential by the Company or its Affiliates, or from all the relevant circumstances should reasonably be assumed by the Contractor or the Executive to be confidential and proprietary to the Company or its Affiliates, or (iv) is not generally known by non-Company personnel.  Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

(i) Internal personnel and financial information of the Company or its Affiliates, information regarding oil and gas properties including reserve information, vendor information (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of the Company or its Affiliates;

(ii) Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, bidding, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies (including, without limitation, all information relating to any oil and gas prospect and the identity of any key contact within the organization of any acquisition prospect) of the Company or its Affiliates which have been or are being discussed;

(iii) Names of customers and their representatives, contracts (including their contents and parties), customer services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers of the Company or its Affiliates; and

(iv) Confidential and proprietary information provided to the Company or its Affiliates by any actual or potential customer, government agency or other third party (including businesses, consultants and other entities and individuals).

The Contractor and the Executive hereby acknowledge the Company’s exclusive ownership of such Confidential Information.

(b)           The Contractor and the Executive agree as follows: (1) only to use the Confidential Information to provide services to the Company and its Affiliates; (2) only to communicate the Confidential Information to fellow employees, agents and representatives on a need-to-know basis; and (3) not to otherwise disclose or use any Confidential Information, except as may be required by law or otherwise authorized by the Board. Upon demand by the Company or upon termination of the Executive’s employment, the Contractor and the Executive will deliver to the Company all manuals, photographs, recordings and any other instrument or device by which, through which or on which Confidential Information has been recorded and/or preserved, which are in the Contractor’s or the Executive’s possession, custody or control.

10.           Representation.  Each of the Contractor and the Executive hereby represents that Contractor’s entry into this Employment Agreement and Executive’s performance of the services hereunder will not violate the terms or conditions of any other agreement to which the Contractor or the Executive is a party.

11.           Arbitration.  In the event of any breach arising from the performance of this Agreement, either party may request arbitration.  In such event, the parties will submit to arbitration by a qualified arbitrator with the definition and laws of the State of New York.  Such arbitration shall be final and binding on both parties.

12.           Governing Law/Jurisdiction.  This Agreement and any disputes or controversies arising hereunder shall be construed and enforced in accordance with and governed by the internal laws of the State of New York and, only to the extent required by local labor law, the laws of Chile.

13.           Public Company Obligations.  Contractor and Employee acknowledge that the Company is a public company whose Common Stock has been registered under the US Securities Act of 1933, as amended (the “Securities Act”), and may in future be registered under the US Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that this Agreement may be subject to the public filing requirements of the Exchange Act.  Employee acknowledges and agrees that the applicable insider trading rules, transaction reporting rules, limitations on disclosure of non-public information and other requirements set forth in the Securities Act, the Exchange Act and rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”) may apply to this Agreement and Employee’s employment with the Company.  Employee (on behalf of himself as well as his executors, heirs, administrators and assigns) absolutely and unconditionally agrees to indemnify and hold harmless the Company and all of its past, present and future affiliates, executors, heirs, administrators, shareholders, employees, officers, directors, attorneys, accountants, agents, representatives, predecessors, successors and assigns from any and all claims, debts, demands, accounts, judgments, causes of action, equitable relief, damages, costs, charges, complaints, obligations, controversies, actions, suits, proceedings, expenses, responsibilities and liabilities of every kind and character whatsoever (including, but not limited to, reasonable attorneys’ fees and costs) in the event of Employee’s breach of any obligation of Employee under the Securities Act, the Exchange Act, any rules promulgated by the SEC and any other applicable federal, state or foreign laws, rules, regulations or orders.

14.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes and cancels any and all previous agreements, written and oral, regarding the subject matter hereof between the parties hereto.  This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto.

15.           Notices.  All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been given when delivered to the party to whom addressed or when sent by telecopy (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

(a)          to the Company at:

Li3 Energy, Inc.
Av. Pardo y Aliaga 699
Of. 802
Lima 27, Perú
Attn: Mr. Luis Saenz
Fax: 511 4211649

with a copy to:

Gottbetter & Partners, LLP
488 Madison Avenue
New York, NY 10022-5718
Attn: Adam S. Gottbetter
Fax: (212) 400-6901

(b)          to the Contractor at:

MIZ Comercializadora, S. de R.L.
Calle Principal de El Hatillo
km 8.2 frente Villa San Jorge
Tegucigalpa, Honduras, C.A.
Attn: Robert Thomas Currin, Jr.
Email: currinnc@aol.com

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon facsimile confirmation, (iii) if delivered by mail in the manner described above to the address as provided for in this Section, be deemed given on the earlier of the third business day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section).  Either party may, by notice given to the other party in accordance with this Section, designate another address or person for receipt of notices hereunder.

16.           Severability.  If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law.  The invalid or unenforceable provisions shall, to the extent permitted by law, be deemed amended and given such interpretation as to achieve the economic intent of this Agreement.

17.           Waiver.  The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect.  Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

18.           Successors and Assigns.  This Agreement shall be binding upon the Company and any successors and assigns of the Company.  Neither this Agreement nor any right or obligation hereunder may be assigned by the Contractor or the Executive.  The Company may assign this Agreement and its right and obligations hereunder, in whole or in part.

19.           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

20.           Headings.  Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

21.           Opportunity to Seek Advice.  The Contractor and the Executive acknowledge and confirms that they have had the opportunity to seek such legal, financial and other advice and representation as they have deemed appropriate in connection with this Agreement, that they are fully aware of its legal effect, and that Contractor has entered into it freely based on its and Executive’s his judgment and not on any representations or promises other than those contained in this Agreement.

22.           Withholding and Payroll Practices.  All salary, severance payments, bonuses or benefits payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law and shall be paid in the ordinary course pursuant to the Company’s then existing payroll practices.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Li3 Energy, Inc.,
a Nevada corporation

	By:	/s/ Luis Saenz
Name: Luis Saenz
Title: CEO

MIZ Comercializadora, S. de R.L.,
a registered company in Honduras

	By:	/s/ Maria Isabel Zablah
Name: Maria Isabel Zablah
Title: President

Acknowledged and agreed by:

Witness:	EXECUTIVE:

/s/ Robert Thomas Currin
Name:	Robert Thomas Currin, Jr.

EXHIBIT A

Description of Executive’s Duties

Robert Thomas Currin, Jr.

Chief Operating Officer

The Chief Operating Officer is accountable to the President and CEO for the appropriate leadership, guidance, planning, for the Company’s exploration, process development programs development, construction and operation of the Company’s mines and manufacturing facilities. This key individual will provide all operational leadership, development and direction to his staff and consultants to ensure that the critical business performance objectives of the Company are consistently achieved.

Duties and Responsibilities

Management / Leadership

•	Support the Company’s efforts regarding the recruitment, development and retention of an operating team consistent with Li3 Energy’s critical business performance objectives

•	Lead and support the key departmental subordinates to ensure that the operational performance objectives are met or exceeded

•
Support and ensure full departmental compliance with all corporate Community Affairs requirements and contribute at a strategic level with the generation and implementation of Community and Sustainable Development policies

•	Contribute to the Company’s Management Team on a strategic level

•	Be available for Board meetings and liaise regularly with all senior staff

•	Provide leadership and support, assist and liase with appropriate parties with respect to the direction of all technical, operating and financial

•	Support and ensure that all operations are carried out in compliance with the Company’s and health, safety and environmental guidelines, policies, procedures

EXHIBIT B

Performance Milestones for First Annual Bonus

1.	Upon completion of a resource estimate by an independent qualified person completed to Canadian National Instrument 43-101 standards on at least one brine property by December 31, 2010: US$25,000

2.	Upon completion of Feasibility Study (as defined above) for the Alfredo nitrate project by June 30, 2011: US$25,000

3.	Upon successful commissioning of brine pilot plant by June 30, 2011: US$25,000

4.
Upon the Company successfully raising at least $10 million in gross proceeds from the sale of its equity securities (and/or debt securities convertible into its equity securities) by February 1, 2011:  US$25,000

Note:  None of the Annual Bonus is payable until the time set forth in Section 4(b).